Exhibit 4

EXECUTION VERSION

PURCHASE AND SETTLEMENT AGREEMENT

This PURCHASE AND SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2016 by and among Fifth Street Finance Corp., a Delaware corporation (the “Company”), Fifth Street Holdings L.P., a Delaware limited partnership (“Holdings”), Leonard M. Tannenbaum (“LT” and, together with Holdings, the “Buyers”), Fifth Street Asset Management Inc., a Delaware corporation (“FSAM”), and Sellers (as defined below). As used herein: (i) “Sellers” (and each, a “Seller”) means RiverNorth and the RiverNorth Nominees, collectively; (ii) “RiverNorth” means RiverNorth Capital Management, LLC (“RiverNorth Capital”), RiverNorth Capital Partners, L.P., RiverNorth Institutional Partners, L.P., RiverNorth Core Opportunity Fund and RiverNorth/DoubleLine Strategic Income Fund, collectively, and (iii) “RiverNorth Nominees” means Randy I. Rochman, Fred G. Steingraber and Murray R. Wise, collectively.

WHEREAS, Sellers directly and/or beneficially own shares of the issued and outstanding common stock, par value $0.01 per share, of the Company (“Company Shares”);

WHEREAS, Sellers desire to sell, and the Buyers desire to purchase, free and clear of any and all Liens (as defined herein) an aggregate number of Company Shares having an aggregate purchase price of $57,628,750, as set forth herein;

WHEREAS, RiverNorth possesses economic exposure to Company Shares through certain cash settled total return swaps, which will be settled in accordance with the terms set forth herein;

WHEREAS, the parties desire to make certain agreements with respect to the Company’s 2016 Annual Meeting (as defined below); and

WHEREAS, concurrently with, and in consideration for, the execution of this Agreement, FSAM is entering into that certain Warrant Agreement with RiverNorth Capital, substantially in the form attached hereto as Exhibit A (the “Warrant”), pursuant to which FSAM will grant to RiverNorth Capital a warrant to purchase a number of shares of FSAM’s Class A Common Stock, par value $0.01 per share, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; ClOSING

Section 1.1           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to the Buyers, and the Buyers agree, jointly and severally, to purchase from Sellers, all of the Company Shares beneficially owned by Sellers (the “Purchased Shares”), with each Buyer purchasing the number of Purchased Shares set forth under such Buyer’s name on Schedule I attached hereto (it being understood that the Buyers may, by delivery of written notice to RiverNorth Capital no later than two (2) Business Days (as defined below) prior to the Closing Date (as defined below), amend Schedule I to reallocate the number of Purchased Shares set forth on such Schedule that each Buyer shall purchase on the Closing Date so long as the aggregate amount of Purchased Shares remains the same and such reallocation does not otherwise delay the timing of the Closing Date) free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements (other than as set forth in Section 3.4(a) of this Agreement), limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).

Section 1.2           Per Share Purchase Price; Escrow.

(a)          Per Share Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery to each Buyer of the number of Purchased Shares set forth under such Buyer’s name on Schedule I attached hereto (as it may be amended in accordance with Section 1.1), at the Closing, each Buyer shall pay to each Seller a cash purchase price of $6.25, without interest (the “Per Share Purchase Price”), for each Company Share purchased by such Buyer from such Seller for an aggregate cash purchase price to be paid by the Buyers, jointly and severally, of $57,628,750, with each such Seller receiving from the applicable Buyer the amounts set forth on Schedule I hereto (as it may be amended in accordance with Section 1.1).

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(b)          Escrow. At or promptly following the execution and delivery of this Agreement, Holdings and RiverNorth Capital shall enter into an escrow agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement” and, together with this Agreement and the Warrant, the “Transaction Documents”) and, subject to and on the terms and conditions of this Agreement and the Escrow Agreement, Holdings shall deposit into the escrow account (the “Escrow Account”) maintained by JPMorgan Chase Bank, N.A. (the “Escrow Agent”), as set forth in the Escrow Agreement, $10,000,000 (the “Initial Deposit”). Holdings further agrees to use reasonable best efforts to deposit into the Escrow Account, on or prior to March 24, 2016, and as set forth in the Escrow Agreement, an additional $24,577,250 (the “Additional Deposit,” together with the Initial Deposit, and any interest earned thereon, the “Escrow Funds”). Holdings hereby agrees to pay fifty percent (50%) of the fees payable to the Escrow Agent, and RiverNorth Capital hereby agrees to pay fifty percent (50%) of (i) the fees payable to the Escrow Agent and (ii) any indemnification or reimbursement due in accordance with Section 8 of the Escrow Agreement unless, with respect to clause (ii) hereof only, such indemnification or reimbursement has been finally determined by a Delaware Court (as defined below) to be the result of the gross negligence, willful misconduct or bad faith of either RiverNorth or Holdings, in which case the entire amount of such indemnification or reimbursement shall be paid by such Party.

Section 1.3           Closing Matters.

(a)          Closing. The purchase and sale of the Purchased Shares (the “Closing”) shall take place at 10:00 a.m., local time, on a date (the “Closing Date”) that is no later than March 31, 2016 (the “Termination Date”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or at such other place, date or time as the parties may agree in writing; provided, that, the Buyers shall, no later than the second (2nd) Business Day prior to the Closing Date, notify RiverNorth Capital in writing of the Closing Date; provided, further, that the Buyers’ and Sellers’ respective obligations under Sections 1.1, 1.2, 1.3(c) and 1.4(b), as applicable, shall be conditioned on the satisfaction or written waiver of the following conditions: (i) no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental or regulatory authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder; (ii) the representations and warranties of the other party set forth in this Agreement being true and correct as of the date of this Agreement and as of the Closing Date, the Modified Closing Date (as defined below) or the Swap Settlement Date (as defined below), as applicable; and (iii) timely performance by the other party in all material respects with all of its obligations under this Agreement required to be performed prior to the Closing, the Modified Closing Date or the Swap Settlement (as defined below), as applicable (collectively, the “Closing Conditions”).

(b)          Escrow Release. Subject to Section 1.3(c), at the Closing, Holdings and RiverNorth Capital shall issue a joint release instruction to the Escrow Agent which shall instruct the Escrow Agent to release the Escrow Funds to one or more accounts designated by RiverNorth Capital, with the amount of the Escrow Funds being fully credited against the cash payment otherwise payable by Holdings on the Closing Date.

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(c)          Modified Closing. Unless the Buyers would not be obligated to purchase the Purchased Shares by reason of the failure of any Closing Condition to be fulfilled on the Termination Date, if on the Closing Date Buyers do not purchase Company Shares from Sellers for an aggregate purchase price of at least $46,103,000, then, upon a written request to the Buyers from RiverNorth Capital delivered no later than the second (2nd) Business Day following the Termination Date, Holdings and RiverNorth Capital shall issue a joint release instruction to the Escrow Agent instructing the Escrow Agent to release the Escrow Funds to one or more accounts designated by RiverNorth Capital (such release, the “Modified Closing” and the date on which the Modified Closing occurs being referred to as the “Modified Closing Date”) and, in exchange for such Escrow Funds, Sellers shall sell, convey, assign, transfer and deliver to Holdings a number of Company Shares equal to the quotient resulting from the Modified Closing Amount (as defined below) divided by the Per Share Purchase Price. For the avoidance of doubt, the previous sentence shall not limit any rights or remedies that the parties hereto may be entitled to exercise as a result of the failure of the Closing to occur on or prior to the Termination Date. “Modified Closing Amount” shall mean the Escrow Funds less $5,000,000, which $5,000,000 shall be retained by RiverNorth. The Parties acknowledge and agree that such amount shall not constitute either a penalty or liquidated damages, and the right of RiverNorth to receive such amount, or the receipt of such amount, shall not limit or otherwise affect RiverNorth’s rights to specific performance as provided in Section 6.4 hereof.

(d)          Closing Deliveries.

(i)          On the Closing Date, subject to Section 1.3(d)(iv) below and in accordance with Section 1.2(a), the Buyers shall deliver or cause to be delivered to Sellers the cash amounts set forth on Schedule I hereto in respect of each Seller, by wire transfer of immediately available funds to such accounts as RiverNorth Capital on behalf of Sellers has specified in writing at least two (2) Business Days prior to the Closing Date (it being understood that, (1) with respect to Holdings, the delivery of a release instruction to the Escrow Agent in accordance with the terms of the Escrow Agreement shall be deemed to satisfy this requirement with respect to the Escrow Funds deposited by Holdings and (2) the amount of any dividends that the Company has declared with a record date on or prior to the Closing Date, and which the Buyers are entitled to receive under the terms herein, shall, to the extent the Buyers have not received such dividends as of the Closing Date, reduce the aggregate amount payable by the Buyers to Sellers on the Closing Date; provided, however, no such offset with respect to dividends shall apply to Company Shares not actually purchased by Buyers);

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(ii)         On the Closing Date, subject to Section 1.3(d)(iv) below, Sellers shall (1) deliver or cause to be delivered to the Buyers the certificates, if any, representing the Purchased Shares, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank, or (2) in lieu of any such certificates, Sellers may arrange for an appropriate electronic transfer (including through Deposit and Withdrawal at Custodian (“DWAC”)) of the Purchased Shares to one or more accounts designated by the Buyers, in the case of each of (1) and (2), in respect of the Purchased Shares to be purchased on the Closing Date as set forth on Schedule I attached hereto (as it may be amended in accordance with Section 1.1) and sufficient to convey to the Buyers good, valid and marketable title in and to such Purchased Shares, free and clear of any and all Liens.

(iii)        On the Modified Closing Date, (1) the Buyers shall take any such action as would be required under Section 1.3(d)(i) in respect of the Company Shares that the Buyers are obligated to purchase on the Modified Closing Date and (2) Sellers shall take any such action as would be required under Section 1.3(d)(ii) in respect of the Company Shares that Sellers are obligated to sell on the Modified Closing Date.

(iv)        Notwithstanding anything in this Agreement to the contrary, unless the Buyers would not be obligated to purchase the Purchased Shares by reason of the failure of any Closing Condition to be fulfilled as of the Termination Date, if on the day prior to the Closing Date, Buyers provide written notice to RiverNorth that they will, on the Closing Date, purchase Company Shares from Sellers for an aggregate purchase price of at least $46,103,000 but less than then $57,628,750 (which notice shall specify the amount Buyers will purchase on the Closing Date (such amount, the “Notice Amount”)), for purposes of this Section 1.3, each amount on Schedule I hereto shall be reduced to the amount derived by multiplying each such number by the quotient resulting from the Notice Amount divided by 57,628,750, and Closing shall proceed in accordance with terms of this Agreement based on such modified Schedule I. For the avoidance of doubt, nothing in this Section 1.3(d)(iv) modifies the obligation of the Buyers to purchase the Purchased Shares, subject to the terms and conditions of this Agreement. Nothing shall prevent RiverNorth from seeking to compel specific performance of the terms this Agreement in accordance with Section 6.4 hereof.

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Section 1.4           Swaps.

(a)          The Sellers listed on Schedule II under the column entitled RiverNorth Swap Parties (each a “RiverNorth Swap Party” and collectively the “RiverNorth Swap Parties”) agree not to amend, modify, waive, extend or voluntarily terminate or settle any of the cash settled total return swaps entered into by such RiverNorth Swap Party with Goldman Sachs International (the “Swap Counterparty”), dated as of the date and with a reference number, in each case, listed opposite such RiverNorth Swap Party’s name on Schedule II (each such swap as in effect on the date hereof without any further changes or modifications, a “Swap” and collectively, the “Swaps”), or to engage in any discussions with respect thereto, in each case, unless Holdings so directs in writing. Each Swap will be valued and settled on the nearest date practicable to such date instructed by Holdings, but in no event shall Holdings specify a date that is following the applicable scheduled valuation date of such Swap (as specified on Schedule II). To the extent that Holdings does not instruct that any Swap with a scheduled valuation date that is on or after December 15, 2016 be settled prior to December 15, 2016 (the “Latest Settlement Date”), the RiverNorth Swap Parties may elect to settle such Swap on a date not earlier than the Latest Settlement Date. Notwithstanding anything to the contrary herein, to the extent that any of the Swaps is settled, terminated or unwound on any earlier date, other than pursuant to Holdings’ instructions pursuant to this Section 1.4 (each an “Early Settled Swap” and collectively, the “Early Settled Swaps”), for the purposes of this Section 1.4, such Early Settled Swap will be deemed to be valued and settled on the Latest Settlement Date or such earlier date as may be designated by Holdings (such date, the “Deemed Swap Settlement Date”) (and this Section 1.4 shall be effective as if the Swap Settlement Date were the Deemed Swap Settlement Date); provided, however, that, in the case of any Early Settled Swap, for purposes of determining any Swap Cash Settlement Amount (as defined in Section 1.4(b)), payment from Buyer to RiverNorth in respect of the Swap Settlement Date (as defined in Section 1.4(b)) in connection with such Early Settled Swap shall be increased by an amount per Company Share underlying such Swap equal to (i) the Swap Cash Settlement Amount (as defined in Section 1.4(b) and determined prior to giving effect to this proviso), if any, multiplied by (ii) the product of (a) 5.75% and (b) the quotient of (x) the actual number of days elapsed from and including the date of such early settlement to, and excluding, the Deemed Swap Settlement Date, divided by (y) 360. The RiverNorth Swap Parties further agree to provide Holdings with copies of all notices and any other communications received with respect to the Swaps promptly upon receipt thereof, to exercise any rights and remedies with respect thereto that have been requested by Holdings, and to take all other reasonable instructions provided by Holdings with respect to the Swaps.

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(b)          Upon the date (the “Swap Settlement Date”) of the settlement of any Swap (a “Swap Settlement”) pursuant to Section 1.4(a), but subject to the fulfillment of the Closing Conditions, if the final price determined pursuant to the terms of such Swap or as otherwise mutually agreed upon by Holdings and the applicable RiverNorth Swap Party (the “Final Price”) is less than the Per Share Purchase Price, Holdings shall deliver, by wire transfer of immediately available funds to an account designated by RiverNorth Capital at least two (2) Business Days prior to such delivery, for each Company Share underlying such Swap, an amount in cash equal to the excess of the Per Share Purchase Price over the Final Price (a “Swap Cash Settlement Amount”). Upon a Swap Settlement, but subject to the fulfillment of the Closing Conditions, if the Final Price is more than the Per Share Purchase Price, the RiverNorth Swap Parties, or RiverNorth Capital on behalf of the RiverNorth Swap Parties, shall deliver, by wire transfer of immediately available funds to an account designated by Holdings at least two (2) Business Days prior to such delivery, for each Company Share underlying such Swap, an amount in cash equal to the excess of the Final Price over the Per Share Purchase Price. For the avoidance of doubt, any taxes imposed in connection with the Swaps or the settlement thereof shall not be treated as a reduction of the Final Price for purposes of the calculations pursuant to this clause (b). Any dividends with respect to the Company Shares underlying the Swaps with an ex-dividend date occurring during the terms of the Swaps will be paid, pursuant to the terms of such Swap, to the applicable RiverNorth Swap Parties, but, subject to the fulfillment of the Closing Conditions, shall be split equally, with fifty percent (50%) of such dividends in favor of such RiverNorth Swap Parties and fifty percent (50%) of such dividends in favor of Holdings upon receipt thereof, and to the extent such amounts are received upon settlement of any Swap, the amount of any dividends payable to Holdings as a result of such equal split shall be deemed to be added to the Final Price for the purposes of the calculations pursuant to this clause (b). The applicable River North Swap Party, or RiverNorth Capital on behalf of the RiverNorth Swap Party, will promptly (and in any event within one Business Day of such RiverNorth Swap Party’s receipt thereof) pay to Holdings Holdings’ portion of such dividend.

ARTICLE II

ANNUAL MEETING MATTERS

Section 2.1           RiverNorth Proposals. Effective as of the execution and delivery of this Agreement, RiverNorth hereby irrevocably withdraws and rescinds each proposal and each director nomination that RiverNorth has put forth for consideration at the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”).

Section 2.2           2016 Annual Meeting Record Date. The Company shall use commercially reasonable efforts to set a record date (the “Record Date”) for the 2016 Annual Meeting for a date following the Termination Date.

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ARTICLE III

COVENANTS

Section 3.1           Standstill. Effective from the date of this Agreement and continuing until the later of the certification of votes for the Company 2017 Annual Meeting of Stockholders or the certification of votes for the FSFR (as defined below) 2017 Annual Meeting of Stockholders (the “Standstill Period”), except to the extent expressly permitted by the terms of this Agreement, none of the Sellers shall, and Sellers shall cause their respective controlled Affiliates not to, directly or indirectly, in any manner, alone or in concert with others:

(a)          solicit, or knowingly encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation,” directly or indirectly, as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or by encouraging or participating in any “withhold” or similar campaign), in each case, with respect to securities of the Company or Fifth Street Senior Floating Rate Corp. (“FSFR”) or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Companies”);

(b)          make any proposal for consideration by stockholders at any annual or special meeting of the stockholders of the Company or FSFR, whether pursuant to Rule 14a-8 under the Exchange Act, either such company’s constituent documents or otherwise;

(c)          knowingly advise, encourage, support, instruct or influence any person with respect to any of the matters covered by this Section 3.1 or with respect to the voting or disposition of any securities of the Companies at any annual or special meeting of stockholders of the Company or FSFR, except in accordance with Section 3.4, or seek to do so;

(d)          agree, attempt, seek or propose to deposit any securities of the Companies in any voting trust or similar arrangement, or subject any securities of the Companies to any arrangement or agreement with respect to the voting thereof, except in accordance with Section 3.4;

(e)          knowingly seek or encourage any person to submit nominations in furtherance of a “contested solicitation” or take other action for the election or removal of directors with respect to the Company or FSFR, including any action that is intended to, or is reasonably likely to result in, the replacement of the investment advisor of the Company or FSFR, or a modification to the terms or conditions of either the Company’s or FSFR’s investment advisory agreement;

(f)          form, join in or in any way participate in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act (except such participation related to the reasonable unwinding of any such group currently existing as of the date of this Agreement) with any person who is not identified on Schedule I hereto (any such person, a “Third Party”), with respect to any securities of the Companies or take any other action that would interfere with the ability of Sellers to vote in accordance with this Agreement;

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(g)          make any disclosure, communication, announcement or statement regarding any intent, purpose, plan or proposal with respect to the FSC Board of Directors (the “Company Board”), the Company investment advisor or the terms and conditions of the Company’s investment advisory agreement, the FSFR Board of Directors (the “FSFR Board”), the FSFR investment advisor or the terms and conditions of FSFR’s investment advisory agreement, the Company, FSFR, or the management, policies or affairs of either the Company or FSFR, or with respect to this Agreement, that is inconsistent with the provisions of this Agreement;

(h)          effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution, extraordinary dividend, significant share repurchase or other extraordinary transaction involving the Company, FSFR or either of their investment advisors, or any of their subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any statement or disclosure regarding any intent, purpose, plan or proposal with respect to any Extraordinary Transaction or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company or FSFR to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(i)          (i) call or seek to call or request the calling of any meeting of stockholders at either the Company or FSFR, including by written consent, (ii) seek, alone or in concert with others, representation on, or nominate any candidate to, the Company Board or the FSFR Board, (iii) seek the removal of any member of the Company Board or the FSFR Board, (iv) seek, alone or in concert with others, or support any Third Party in seeking, to replace the investment advisor of the Company or the investment advisor of FSFR, (v) solicit consents from the Company or FSFR stockholders or otherwise act or seek to act by written consent, (vi) conduct a referendum of the Company or FSFR stockholders or (vii) make a request for any stockholders list or any other books and records in Sellers’ capacity as a Company or FSFR stockholder;

(j)          purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any securities issued by the Company or FSFR, or any securities convertible into or exchangeable for securities issued by the Company or FSFR;

(k)          sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (each, a “Transfer”) any securities issued by the Company and/or any securities convertible into or exchangeable for securities issued by the Company, unless any Buyer fails to timely perform each of its obligations under Section 1.2(b), Section 1.3(c) and/or Section 1.3(d)(i) of this Agreement;

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(l)          institute, solicit or join, as a party, or knowingly assist any other person in instituting, soliciting or joining, any litigation, arbitration or other proceeding against the Company or FSFR or any of their current or former directors or officers (including derivative actions), other than (i) litigation to enforce the provisions of this Agreement and (ii) counterclaims with respect to any proceeding initiated by, or on behalf of, a party to this Agreement or FSFR against Sellers;

(m)          enter into or engage in any short sale or purchase, sale or grant of any option, warrant, derivative, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or swap transaction) with respect to or having any measurement relating to any securities of the Companies;

(n)          enter into any negotiations, arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, seek to knowingly persuade or encourage, any Third Party to take any action or make any statement in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(o)          take any action challenging the validity or enforceability of this Agreement, or make or in any way advance any request or proposal that the Company, FSFR, the Company Board or the FSFR Board amend, modify or waive any provision of this Agreement.

Section 3.2           Mutual Non-Disparagement.

(a)          Each of FSAM, Holdings, LT and the Company (on their own behalf and on behalf of their respective directors, officers, subsidiaries and Affiliates, if any, and each of their respective successors and assigns (collectively, the “Company Parties”)) agrees that, beginning on the date of this Agreement and continuing until the earlier of the expiration of the Standstill Period and such time as any Seller Party (as defined below) breaches its obligations under Section 3.2(b), it shall not (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon any of Sellers or their respective partners, members, Affiliates, successors or assigns (collectively, the “Seller Parties”) or (ii) accusing or implying that any Seller Party engaged in any wrongful, unlawful or improper conduct. The foregoing shall not apply to any compelled testimony, either by legal process, subpoena or otherwise or to any response to any request for information from any governmental or regulatory authority having jurisdiction over the Company; provided, however, that in the event that any Company Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request for information from any governmental or regulatory authority, the Company shall notify RiverNorth Capital promptly so that the Seller Parties may (at their own expense) seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is timely obtained, or any Seller Party waives compliance with the terms of this Section 3.2(a), such Company Party shall furnish only such information which it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

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(b)          Each of the Sellers (on its or his own behalf and on behalf of the other Seller Parties) agrees that, beginning on the date of this Agreement and continuing until the earlier of the expiration of the Standstill Period and such time as any Company Party breaches its obligations under Section 3.2(a), it or he shall not (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information, including, without limitation, to any member of the press, analyst, governmental or regulatory authority, that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon any Company Party or FSFR or (ii) accusing or implying that any Company Party or FSFR engaged in any wrongful, unlawful or improper conduct; provided, however, that in the event that a Seller Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request from any governmental or regulatory authority, RiverNorth Capital shall notify the Company promptly so that the Company Parties or FSFR may (at their own expense) seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is timely obtained, or any Company Party waives compliance with the terms of this Section 3.2(b), such Seller Party shall furnish only such information which it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

(c)          Neither Section 3.2(a) nor Section 3.2(b) shall prevent the enforcement by or on behalf of any party of such party’s rights or remedies in accordance with this Agreement, including any right to commence legal proceedings or make public filings in respect of such enforcement.

Section 3.3           Public Announcement; Public Filings.

(a)          Promptly following the execution and delivery of this Agreement, the Company and RiverNorth shall issue a joint press substantially in the form attached hereto as Exhibit C (the “Joint Press Release”) and FSAM shall issue a press release substantially in the form attached hereto as Exhibit D (the “FSAM Press Release”). Promptly (but in no event later than two (2) Business Days) following the execution and delivery of this Agreement, Sellers shall cause the website domain located at http://www.fixfsc.com/ to be deactivated and no longer accessible.

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(b)          During the Standstill Period, neither the Company nor FSAM shall make any public announcement or public statement inconsistent with or contrary to any statement contained in the Joint Press Release or the FSAM Press Release (each, an “Inconsistent Statement”), as applicable, except with the prior written consent of RiverNorth Capital on behalf of all Sellers or as required by applicable law or the rules of any stock exchange on which the Company’s or FSAM’s securities are listed, and the Company and FSAM, as the case may be, shall provide RiverNorth Capital, prior to making such Inconsistent Statement, a reasonable opportunity to review and comment on such Inconsistent Statement, and FSAM and the Company, as applicable, shall consider any comments on such Inconsistent Statement from RiverNorth Capital in good faith; provided, that, notwithstanding the foregoing, FSAM and the Company may make ordinary course communications with their respective stakeholders, including employees, customers, suppliers and investors consistent with the Joint Press Release or the FSAM Press Release, as applicable.

(c)          During the Standstill Period (and, if later, in the case of RiverNorth, continuing until the earlier of the Exercise Date or the Expiration Date (each, as defined in the Warrant)), no Seller shall (i) other than as contemplated by Section 3.3(a), issue any press release or other public announcement regarding this Agreement or the matters contemplated hereby or (ii) make any Inconsistent Statement, except, in each case, with the prior written consent of FSAM.

(d)          As promptly as practicable following the date hereof, RiverNorth shall file with the Securities and Exchange Commission an amendment to its Schedule 13D initially filed on November 16, 2015, as amended prior to the date hereof, disclosing, among other things, RiverNorth’s public and irrevocable withdrawal and rescission of each proposal and each director nomination that RiverNorth has put forth for consideration at the 2016 Annual Meeting, and prior to such filing shall provide the Company and its outside counsel with a reasonable opportunity to review and comment upon such amendment, and RiverNorth shall consider any comments in good faith.

Section 3.4           Voting Matters.

(a)          If the Record Date is set for a date that is prior to the Closing Date, then each Seller shall: (i) appear at the 2016 Annual Meeting or otherwise cause all of the Company Shares beneficially owned or controlled in any capacity or manner by such Seller as of the Record Date to be counted as present at the 2016 Annual Meeting for purposes of calculating a quorum; (ii) vote (or cause to be voted) any Company Shares beneficially owned or controlled in any capacity or manner by such Seller as of the Record Date in accordance with the recommendations of the Company Board as set forth in the definitive annual proxy statement on Schedule 14A of the Company that is delivered to the Company’s stockholders by or on behalf of the Company in connection with the 2016 Annual Meeting (such annual proxy statement, the “Company Proxy Statement” and such recommendations, the “Company Recommendations”); (iii) no later than the seventh (7th) day following the date on which the Company publicly files the Company Proxy Statement, duly complete and return the proxy card that is included in the Company’s proxy materials or voting instruction form, in each case, consistent with such Seller’s obligations under clause (ii) of this Section 3.4(a) and (iv) no later than the time at which such Seller returns such proxy card or voting instruction form, in each case, in accordance with clause (iii) of this Section 3.4(a), deliver a written certificate to the Company (signed by such Seller or, if applicable, an authorized officer of such Seller) certifying as to (1) the number of Company Shares beneficially owned or controlled in any capacity or manner by such Seller as of the date of such certification; (2) the manner in which such Company Shares were voted; and (3) compliance with this Section 3.4(a).

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(b)          Each Seller: (i) shall appear at the 2016 annual meeting of FSFR (the “FSFR 2016 Annual Meeting”) or otherwise cause all of the common stock, par value $0.01 per share, of FSFR (“FSFR Shares”) beneficially owned or controlled in any capacity or manner by such Seller as of March 2, 2016 to be counted as present at the FSFR 2016 Annual Meeting for purposes of calculating a quorum; (ii) shall vote (or cause to be voted) any FSFR Shares beneficially owned or controlled in any capacity or manner by such Seller as of March 2, 2016 in accordance with the recommendation of FSFR Board as set forth in the definitive annual proxy statement on Schedule 14A of FSFR that is delivered to FSFR’s stockholders by or on behalf of FSFR in connection with the FSFR 2016 Annual Meeting (such annual proxy statement, the “FSFR Proxy Statement”); (iii) shall, no later than the seventh day following the date on which FSFR files the FSFR Proxy Statement, duly complete and return the proxy card that is included in FSFR’s proxy materials or voting instruction form, in each case, consistent with such Seller’s obligations under clause (ii) of this Section 3.4(b); (iv) shall not Transfer any FSFR Shares until March 3, 2016; and (v) shall, no later than the time at which such Seller returns such proxy card or voting instruction form, in each case, in accordance with clause (iii) of this Section 3.4(b), deliver a written certificate to FSFR (signed by such Seller or, if applicable, an authorized officer of such Seller) certifying as to (1) the number of FSFR Shares beneficially owned or controlled in any capacity or manner by such Seller as of the date of such certification, (2) the manner in which such FSFR Shares were voted and (3) compliance with this Section 3.4(b).

(c)          The RiverNorth Swap Parties shall request and use their best efforts to cause the Swap Counterparty to vote any Company Shares held by the Swap Counterparty as of the record date for any meeting of the Company’s stockholders in accordance with the recommendations of the Company Board as set forth in the definitive proxy statement of the Company that is delivered to the Company’s stockholders by or on behalf of the Company in connection with any such meeting. Such best efforts shall include, without limitation, enforcing the RiverNorth Swap Parties’ rights, if any, under any such contract to the maximum extent possible under any such contract, but Buyers and the Company acknowledge that in the absence of such rights to direct the Swap Counterparty as to such vote, such voting decisions shall be at the discretion of such Swap Counterparty. The RiverNorth Swap Parties make no assurances or representations related to the manner or result of the vote(s) of the Swap Counterparty.

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Section 3.5           Dividends. The Buyers shall, with respect to any regular monthly dividends having a record date on or following February 10, 2016 in respect of any Purchased Shares actually purchased, be entitled to receive, when paid by the Company, any such regular monthly dividends.

Section 3.6           Release.

(a)          Each Seller agrees, with effect from and after the Closing to irrevocably release from liability, and refrain from commencing any litigation (or cooperating, assisting or aiding any person in commencing or maintaining any litigation) against the Company, FSAM, Holdings, LT and FSFR and their respective partners, directors, officers, representatives, agents and Affiliates (and the partners, directors, officers, representatives and agents of any such Affiliate) and each of their respective successors and assigns (collectively, the “Released Parties”), as applicable, arising from any fact, occurrence, circumstance or matter through and including the Closing, including with respect to the proxy contest or negotiation of this Agreement (other than with respect to the settlement of the Swaps). Each Seller agrees, with effect from and after the settlement of the Swaps, to irrevocably release from liability, and refrain from commencing any litigation (or cooperating, assisting or aiding any person in commencing or maintaining any litigation) against any Released Party arising from any fact, occurrence, circumstance or matter through and including the settlement of the Swaps.

(b)          Each of the Company, FSAM, Holdings and LT agrees, with effect from and after the Closing, to irrevocably release from liability, and refrain from commencing any litigation (or cooperating, assisting or aiding any person in commencing or maintaining any litigation) against Sellers and their respective partners, directors, officers, representatives, agents and Affiliates (and the partners, directors, officers, representatives and agents of any such Affiliate) and each of their respective successors and assigns (collectively, the “Seller Released Parties”), as applicable, arising from any fact, occurrence, circumstance or matter through and including the Closing, including with respect to the proxy contest or negotiation of this Agreement (other than with respect to the settlement of the Swaps). Each of the Company, FSAM, Holdings and LT agrees, with effect from and after the Closing, to irrevocably release from liability, and refrain from commencing any litigation (or cooperating, assisting or aiding any person in commencing or maintaining any litigation) against any Seller Released Party arising from any fact, occurrence, circumstance or matter through and including the Closing, including the settlement of the Swaps.

(c)          Neither Section 3.6(a) nor Section 3.6(b) shall prevent the enforcement by or on behalf of any party of such party’s rights or remedies in accordance with this Agreement, including any right to commence legal proceedings or make public filings in respect of such enforcement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

SELLERS

Each RiverNorth entity hereby, jointly and severally with respect to each other such party, makes, and each RiverNorth Nominee hereby, severally and not jointly with RiverNorth or any other RiverNorth Nominee, makes, the following representations and warranties to the Company, each Buyer and FSAM:

Section 4.1           Existence; Authority. Each of the Sellers that is not a natural person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Sellers has all requisite competence, power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is or will be a party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller is or will be a party.

Section 4.2           Enforceability. This Agreement has been duly and validly executed and delivered by each of the Sellers and, concurrently with its execution and delivery, the other Transaction Documents will be duly and validly executed and delivered by RiverNorth Capital and, assuming due and valid authorization, execution and delivery by each Buyer and/or the Company, as applicable, this Agreement constitutes, and the other Transaction Documents will constitute, a legal, valid and binding agreement of each of the Sellers party hereto or thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3           Ownership. Each Seller is the sole record and/or beneficial owner, as applicable, of the Purchased Shares set forth opposite its name on Schedule I hereto, free and clear of any and all Liens. Other than the Purchased Shares set forth opposite each Seller’s name on Schedule I hereto, no Seller is the record or beneficial owner of any Company Shares. Each Seller has full power and authority to transfer full legal ownership of its respective Purchased Shares to the Buyers, and no Seller is required to obtain the approval of any person or governmental or regulatory authority or organization to effect the sale of the Purchased Shares. The entire direct or indirect beneficial ownership of RiverNorth or any of their respective Affiliates in the Company is 12,766,838 Company Shares. The entire direct and indirect beneficial ownership of each of Randy I. Rochman, Fred G. Steingraber and Murray R. Wise or any of their respective Affiliates in the Company is 215,804, 0 and 116,500 Company Shares, respectively. Schedule I is true, correct and complete with respect to the direct and indirect beneficial ownership of each Seller set forth in the left column thereof. The entire direct or indirect beneficial ownership of Sellers or any of their respective Affiliates in FSFR is 1,691,619 FSFR Shares.

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Section 4.4           Good Title Conveyed. The stock certificates and stock powers, if any, executed and delivered by, or DWAC transfer in lieu of such stock certificates made by, Sellers at the Closing or at the Modified Closing, as the case may be, will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and vest in each Buyer good, valid and marketable title to all Purchased Shares purchased by such Buyer, free and clear of any and all Liens.

Section 4.5           No Conflict. The execution and delivery by each Seller and the performance by each Seller of its or his obligations hereunder and compliance by each Seller with all of the provisions hereof and the consummation by each Seller of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which any Seller is a party, (b) if such Seller is an entity, shall not result in any violation or breach of any provision of the organizational documents of such Seller and (c) shall not conflict with or result in any violation of any law applicable to such Seller or any of such Seller’s properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of such Seller to perform its obligations under this Agreement.

Section 4.6           Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of any Seller, threatened against such party that could impair the ability of any Seller to perform its or his obligations hereunder or to consummate the transactions contemplated hereby to which it or he is a party, except with respect to such suits, actions, investigations or proceedings as would not reasonably be expected to materially and adversely affect the ability of such Seller to perform its obligations under this Agreement.

Section 4.7           Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over any Seller is required in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation by such Seller of any transactions contemplated hereby to which such Seller is a party.

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Section 4.8           Swaps. Prior to the date hereof, RiverNorth has provided the Company and the Buyers with true, correct and complete copies of the documents and agreements evidencing the Swaps and Schedule II sets forth the true, correct and complete date of entry, reference number, valuation date and notional amount with respect to each Swap. The Swaps are valid and enforceable obligations of the RiverNorth Swap Parties and, to the knowledge of RiverNorth, are valid and enforceable obligations of the Swap Counterparty. The RiverNorth Swap Parties are not and, to the knowledge of RiverNorth, the Swap Counterparty is not, in breach of any of the terms of the Swaps, and there are no facts or circumstances known to the RiverNorth Swap Parties that could result in a breach of any Swap.

Section 4.9           Other Acknowledgments.

(a)          Each of the Sellers hereby represents, warrants and acknowledges that it or he is a sophisticated investor and that it or he knows that the Company, FSAM or the Buyers may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Sellers’ decision to sell the Purchased Shares or otherwise materially adverse to Sellers’ interests. Each of the Sellers acknowledges and agrees that FSAM, the Buyers and the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted by applicable law, any and all claims and causes of action it or he has or may have against Company, FSAM and the Buyers, and their respective Affiliates, officers, partners, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

(b)          Each of the Sellers further represents that it or he has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon FSAM, the Buyers or the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, none of the Sellers is relying on FSAM, the Buyers or the Company (or any agent or representative thereof). Each of the Sellers has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each of the Sellers acknowledges that none of FSAM, the Buyers or the Company or any of their respective partners, directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

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(c)          Sellers are “accredited investors” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The sale of the Purchased Shares by Sellers (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to Sellers.

(d)          The Company, FSAM and the Buyers are relying on the representations, warranties and acknowledgments made by each Seller in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9(a), (b) and (c), and the Company, FSAM and the Buyers would not have entered into this Agreement in the absence of such representations, warranties and acknowledgments.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

BUYERS AND THE COMPANY

Each of the Buyers hereby, jointly and severally with respect to each other such party, makes, and FSAM hereby, severally and not jointly with any Buyer, makes, the following representations and warranties to Sellers:

Section 5.1           Existence; Authority. Holdings is a limited partnership and each of the Company and FSAM is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company, FSAM and Holdings has all requisite organizational power and authority (or, in the case of LT, has the requisite capacity) to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its and his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party.

Section 5.2           Enforceability. This Agreement has been duly and validly executed and delivered by the Company, FSAM and the Buyers and, upon its execution and delivery, the other Transaction Documents will be duly and validly executed and delivered by FSAM and Holdings, as applicable, and, assuming due and valid authorization, execution and delivery by Sellers, this Agreement constitutes, and the other Transaction Documents will constitute, a legal, valid and binding agreement of each of the Company, FSAM and each Buyer, as applicable, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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Section 5.3           Absence of Litigation. As of the date hereof, other than as described in the Company’s or FSAM’s, as applicable, public filings with the Securities and Exchange Commission, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, FSAM or any Buyer, threatened against such party that could impair the ability of the Company, FSAM or any Buyer to perform its or his obligations hereunder or to consummate the transactions contemplated hereby to which it or he is a party, except with respect to such suits, actions, investigations or proceedings as would not reasonably be expected to materially and adversely affect the ability of the Company, FSAM or any Buyer to perform its obligations under this Agreement.

Section 5.4           No Conflict. The execution and delivery by the Company, FSAM or any Buyer and the performance by the Company, FSAM or any Buyer, as applicable, of its or his obligations hereunder and compliance by the Company, FSAM or any Buyer with all of the provisions hereof and the consummation by the Company, FSAM or any Buyer of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which the Company, FSAM or any Buyer is a party, (b) shall not result in any violation or breach of any provision of the organizational documents of the Company, FSAM or any Buyer (if such Buyer is an entity) and (c) shall not conflict with or result in any violation of any law applicable to the Company, FSAM or any Buyer or any of its or his properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of the Company, FSAM or any Buyer to perform its obligations under this Agreement.

Section 5.5           Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over the Company, FSAM or any Buyer is required in connection with the execution, delivery and performance by the Company, FSAM or any Buyer of this Agreement or the consummation by the Company, FSAM or any Buyer of any transactions contemplated hereby to which it or he is a party.

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ARTICLE VI

miscellaneous

Section 6.1           Survival. Each of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing, Modified Closing or Swap Settlement, as applicable. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement. Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement contained in this Agreement. Except as expressly set forth in this Agreement, no party has made any representation, warranty, covenant or agreement and the parties expressly disclaim reliance on any extra contractual statement or omissions.

Section 6.2           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, email, facsimile, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

If to the Company:

777 West Putnam Avenue, 3rd Floor

Greenwich, Connecticut 06830

Attn: Kerry S. Acocella

Facsimile: (203) 681-3879

Email: kacocella@fifthstreetfinance.com

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Todd E. Freed

Richard J. Grossman

Facsimile: (212) 735-2000

Email: Todd.Freed@skadden.com

Richard.Grossman@skadden.com

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If to the Buyers and FSAM:

777 West Putnam Avenue, 3rd Floor

Greenwich, Connecticut 06830

Attn: Kerry S. Acocella

Facsimile: (203) 681-3879

Email: kacocella@fifthstreetfinance.com

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Todd E. Freed

Richard J. Grossman

Facsimile: (212) 735-2000

Email: Todd.Freed@skadden.com

Richard.Grossman@skadden.com

If to any Seller:

c/o RiverNorth Capital Management, LLC

325 N. LaSalle St., Suite 645

Chicago, Illinois 60654

Attn: Marc L. Collins

Facsimile: (312) 832-1461

Email: MCollins@rivernorth.com

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Andrew Freedman

Facsimile: (212) 451-2222

Email: afreedman@olshanlaw.com

Section 6.3           Certain Definitions. As used in this Agreement: (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates of any person subsequent to the date hereof; (b) the terms “beneficial ownership” or “beneficially owned” shall have the meanings set forth in Rule 13d-3 under the Exchange Act; (c) the term “Business Day” shall mean any day other than a Saturday, Sunday or nationally recognized holiday; and (d) the Company, FSAM, each Buyer and each Seller will be referred to herein individually as a “party” and collectively as “parties.”

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Section 6.4           Specific Performance. Each of the Buyers and the Company, on the one hand, and Sellers, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 6.5           Expenses. Except as expressly set forth in Section 1.2(b), all fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party; provided, that, after a final determination of Buyers’ liability by a Delaware Court, Buyers will pay the reasonable, documented, out-of-pocket attorneys’ fees actually incurred by RiverNorth in connection with RiverNorth pursuing a remedy in accordance with the terms of Section 6.4.

Section 6.6           Waiver. Any waiver of any term or condition of this Agreement must be in writing and signed by the party to be charged. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 6.7           Severability. If any term, provision, covenant or restriction of this Agreement is held by a Delaware Court to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding.

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Section 6.8           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 6.9           Entire Agreement; Amendments; Third Party Beneficiaries. This Agreement (including the Schedules and any Exhibits hereto), the Escrow Agreement and the Warrant constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth in the following sentence, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby designate: (a) FSFR as a third party beneficiary of Sections 3.1, 3.2(b), 3.4(b) and Article VI; (b) each Released Party that is not a party to this Agreement as a third party beneficiary of Section 3.6(a) and Article VI; and (c) each Seller Released Party that is not a party to this Agreement as a third party beneficiary of Section 3.6(b) and Article VI. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 6.10         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.11         Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its choice of law principles to the extent that the application of the laws of another jurisdiction would be required thereby.

23

Section 6.12         Submission to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (as applicable, the “Delaware Courts”), and any appellate court from any decision thereof, in any suit, action or other proceeding with respect to the subject matter of this Agreement (each, a “Proceeding”), including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Proceeding shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding with respect to the subject matter of this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The Parties waive any right to a trial by jury with respect to any Proceeding.

Section 6.13         No Consequential Damages. To the fullest extent permitted by applicable law, each of the parties to this Agreement shall not assert, and hereby waives, any claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its or his favor, against any other party hereto and its respective Affiliates, members, members’ affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim thereof is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to any transaction described herein.

Section 6.14         Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 6.15         Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 6.16         Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[Signature Pages Follow]

24

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

fifth street finance corp.

By:	/s/ Todd G. Owens
Name: Todd G. Owens
Title: Chief Executive Officer

fifth street asset management inc.

By:	/s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum
Title: Chief Executive Officer

Fifth Street Holdings L.P.

By:	Fifth Street Asset Management Inc., its General Partner

By:	/s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum
Title: Chief Executive Officer

/s/ Leonard M. Tannenbaum
Leonard M. Tannenbaum

RiverNorth Capital Management, LLC

By:	/s/ Marcus Collins
Name: Marcus Collins
Title: General Counsel

[Purchase and Settlement Agreement]

RiverNorth Capital Partners, L.P.

By:	RiverNorth Capital Management, LLC, General Partner

By:	/s/ Marcus Collins
Name: Marcus Collins
Title: General Counsel

RiverNorth Institutional Partners, L.P.

By:	RiverNorth Capital Management, LLC, General Partner

By:	/s/ Marcus Collins
Name: Marcus Collins
Title: General Counsel

RiverNorth Core Opportunity Fund

By:	RiverNorth Capital Management, LLC, Investment Advisor

By:	/s/ Marcus Collins
Name: Marcus Collins
Title: General Counsel

RiverNorth/DoubleLine Strategic Income Fund

By:	RiverNorth Capital Management, LLC, Investment Advisor

By:	/s/ Marcus Collins
Name: Marcus Collins
Title: General Counsel

[Purchase and Settlement Agreement]

/s/Randy I. Rochman
Randy I. Rochman

/s/ Fred G. Steingraber
Fred G. Steingraber

/s/ Murray R. Wise
Murray R. Wise

[Purchase and Settlement Agreement]